Exhibit 99.1
PowerSecure to Participate in the JMP Securities Research Conference
Wake Forest, N.C. — May 12, 2009 — PowerSecure International, Inc. (Nasdaq: POWR) will present at the JMP Securities Research Conference on Monday, May 18, 2009, at 3:30 p.m. pacific time, 6:30 p.m. eastern time, at The Ritz-Carlton, 600 Stockton Street, San Francisco, CA. The presentation will include a discussion of the Company’s business operations, financial results, strategic initiatives and prospects for the future. The slide presentation and a link to an audio webcast of the event will be available beginning May 18, 2009, on the Investor Relations section of the Company’s web site at www.powersecure.com.
About PowerSecure
PowerSecure International, Inc. is a leading provider of Energy and Smart Grid Solutions to electric utilities, and their commercial, institutional, and industrial customers, as well as Energy Services to the oil and natural gas industry. The Company’s Energy and Smart Grid Solutions businesses provide products and services in the areas of Interactive Distributed Generation®, Utility Infrastructure, and Energy Efficiency. The Company is a pioneer in developing Interactive Distributed Generation® systems with sophisticated, proactive smart grid capabilities, including the ability to 1) forecast peak electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly power, 2) provide utilities with dedicated electric power generation assets for their demand response needs, and 3) provide customers with the most dependable standby power in the industry. The Company also provides utilities with regulatory consulting, power system and transmission engineering and construction, and provides businesses with energy efficiency products and services, including its state-of-the art EfficientLights lighting solution for refrigerated cases. The Company provides Energy Services to the oil and natural gas industry through its Southern Flow and WaterSecure business units. Additional information about the Company is available at www.powersecure.com.
Contact
Chris Hutter
Chief Financial Officer
PowerSecure International, Inc.
(919) 453-1760
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